REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustee and Shareholders of Advisors Series Trust

In planning and performing our audit of the financial statements of Unity Fund and Heritage West Preferred Securities Income Fund, each a series of Advisors Series Trust (the "Company") for the year ended May 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matter, involving the accounting system and its operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audits of the financial statements of Unity Fund and Heritage West Preferred Securities Income Fund, series of Advisors Series Trust, for the year ended May 31, 2000, and this reports does not affect our reports thereon dated August 18, 2000 and September 5, 2000 respectively. As a result of inadequate supervision and review certain critical accounting routines were not performed by the Funds, and several adjustments and reclassifications were required. Personnel changes and procedures have been adopted to improve the supervision and review over fund accounting.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
September 5, 2000